      ---------------------------------------------------------------------
      ---------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




         NORTHWEST AIRLINES                          NORTHWEST AIRLINES,
            CORPORATION                                     INC.
           (Exact Name of Registrants as Specified in Their Charters)

                       DELAWARE                      MINNESOTA
                    (State of Incorporation or Organization)

                              41-1905580 41-0449230
                    (I.R.S. Employer Identification Numbers)

             2700 Lone Oak Parkway, Eagan, Minnesota        55121
             ----------------------------------------     ----------
             (Address of principal executive offices)     (Zip Code)




If this form relates to the registration    If this form relates to the
of a class of securities pursuant to        registration of a class of
Section 12(b) of the Exchange Act and is    securities pursuant to Section 12(g)
effective pursuant to General               of the Exchange Act and is effective
Instruction A.(c), please chek the          pursuant to General Instruction
following box. /X/                          A.(d), please check the following
                                            box. / /


Securities Act registration statement file number to which this form relates:
333-79215
---------

Securities to be registered pursuant to Section 12(b) of the Act:


       Title of Each Class                    Name of Each Exchange on Which
       to be so Registered                    Each Class is to be Registered
       -------------------                    ------------------------------

9 1/2% Senior Quarterly Interest Bonds Due
2039 (QUIBS)                                    New York Stock Exchange, Inc.
------------------------------------------      -----------------------------

Securities to be registered pursuant to Section 12(g) of the Act:  None.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED

         The following description of the particular terms of $142,500,000 in an aggregate principal amount of 9 1/2% Senior Quarterly Interest Bonds Due 2039 (QUIBS) (the "Bonds") of Northwest Airlines, Inc. ("Northwest") should be read in conjunction with the description of the general terms and provisions of Senior Debt Securities set forth in the prospectus dated June 7, 1999 included in Registration Statement on Form S-3 (File No. 333-79215) of Northwest Airlines Corporation ("NWA Corp.") and Northwest.

GENERAL

         The Bonds will mature on August 15, 2039, referred to as the "MATURITY DATE," and will be limited in aggregate principal amount to $142,500,000 (5,700,000 shares of the Bonds). The Bonds will be issued as a single series of Senior Debt Securities under the Senior Indenture, dated as of March 1, 1997, among Northwest, Northwest Airlines Holdings Corporation ("Old NWA Corp.") and State Street Bank and Trust Company, as trustee (the "TRUSTEE"), as supplemented by the Supplemental Indenture, dated as of November 20, 1998, among Northwest, NWA Corp., Old NWA Corp., and the Trustee and the Second Supplemental Indenture, dated as of February 25, 1999, among Northwest, NWA Corp., Old NWA Corp. and the Trustee (as so supplemented, the "SENIOR INDENTURE"). The Bonds will be issued in fully registered book-entry form only, without coupons, in denominations of $25 and integral multiples thereof. Each Bond will bear interest at the rate per annum shown on the cover page of this prospectus supplement from and including August 27 or from and including the most recent Interest Payment Date to which interest has been paid or provided for, payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing November 15, 1999 (each, referred to as an "INTEREST PAYMENT DATE"), to the person in whose name the Bond is registered, referred to as the "HOLDER," at the close of business on the date fifteen days prior to such Interest Payment Date, referred to as the "REGULAR RECORD DATE."

         If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date. Interest on the Bonds will be computed on the basis of a 360-day year of twelve 30-day months.

TRADING CHARACTERISTICS

         The Bonds are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Bonds except as included in the trading price thereof. Any portion of the trading price of a Bond received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Bonds.

OPTIONAL REDEMPTION

         Except as described below under "-- Redemption for Tax Reasons," the Bonds will not be redeemable prior to August 15, 2004. Thereafter, the Bonds will be subject to redemption on any date at the option of Northwest, as a whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date of redemption.

REDEMPTION FOR TAX REASONS

         If as a result of:

         (A) any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings;

         (B) any action taken by a taxing authority, which action is generally applied or is taken with respect to Northwest;

         (C) a decision rendered by a court of competent jurisdiction in the United States, whether or not such decision was rendered with respect to Northwest; or

         (D) a technical advice memorandum or letter ruling or other administrative pronouncement issued by the National Office of the United States Internal Revenue Service, on substantially the same facts as those pertaining to Northwest;

which change, amendment, action, decision, memorandum, letter ruling or pronouncement becomes effective, is proposed to become effective or is issued on or after August 27, 1999, there is a substantial likelihood that Northwest will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the Bonds, Northwest at its option may redeem the Bonds in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount of the Bonds, together with interest accrued and unpaid to the date fixed for redemption. Notice of such redemption of the Bonds will be given to the holders of the Bonds not more than 60 nor fewer than 30 days prior to the date fixed for redemption.

GUARANTY

         NWA Corp. will unconditionally guarantee on a senior basis the due and punctual payment of principal of and interest on the Bonds, when and as the same shall become due and payable, whether at the Maturity Date, by declaration of acceleration or otherwise.

ITEM 2.           EXHIBITS

                  None.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      NORTHWEST AIRLINES, INC.


                                      By: /s/ Rolf S. Andresen
                                         ------------------------------------
                                            Name:  Rolf S. Andresen
                                            Title: Vice President Finance and
                                                   Chief Accounting Officer


                                      NORTHWEST AIRLINES CORPORATION


                                      By: /s/ Rolf S. Andresen
                                         -----------------------------------
                                            Name: Rolf S. Andresen
                                            Title: Vice President Finance and
                                                   Chief Accounting Officer


Date: September 8, 1999